UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 1, 2014
Date of Report (Date of earliest event reported)

RenovaCare, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-30156
(Commission File Number)

98-0170257
(I.R.S. Employer Identification No.)

430 Park Ave.
Suite 702
New York, New York 10022
(Address of principal executive offices)

(800) 755-5815
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry Into a Material Definitive Agreement.

Consulting Agreement

On April 1, 2014, RenovaCare, Inc. (the “Company”) appointed Ms. Patsy Trisler to serve as the Company’s Vice President – Clinical & Regulatory Affairs and entered into an at-will consulting agreement (the “Consulting Agreement”) with Ms. Trisler. Pursuant to the terms of the Consulting Agreement, Ms. Trisler will receive a monthly fee of $5,000, which covers her services for up to forty hours in any given month and will pay her an hourly fee of $125 for every hour in excess of forty, prorated for any partial hour. The Consulting Agreement may be terminated at any time by either Mt. Trisler or the Company.

The foregoing is only a summary of the material provisions of the Consulting Agreement, it may not contain all of the information that is important to you and it is qualified in its entirety by reference to the Consulting Agreement itself, which is attached as Exhibit 10.1 hereto and is incorporated herein.

Stock Option Agreement

Pursuant to the terms of the Consulting Agreement the Company issued Ms. Trisler a stock option to purchase up to 50,000 shares of the Company’s common stock (the “Option Shares”) at a price of $1.05 per share, the closing price of the Company’s common stock as quoted on the OTCQB on March 31, 2014, and entered into a nonstatutory stock option agreement (the “Stock Option Agreement”) with Ms. Trisler, setting forth the terms and conditions of the vesting and exercise of the Options Shares. Pursuant to the terms of the Stock Option Agreement, the Options Shares may be exercised on a “cashless basis” using the formula contained therein and, subject to Ms. Trisler’s continued service as the Company’s Vice President – Clinical & Regulatory Affairs, vest as follows:

(a) 10,000 Options Shares vest on April 1, 2015;
(b) 10,000 Options Shares vest on April 1, 2016;
(c) 10,000 Options Shares vest on April 1, 2017;
(d) 10,000 Options Shares vest on April 1, 2018; and
(e) 10,000 Options Shares vest on April 1, 2019.

The foregoing is only a summary of the material provisions of the Stock Option Agreement, it may not contain all of the information that is important to you and it is qualified in its entirety by reference to a version of the Stock Option Agreement itself, which is attached as Exhibit 10.2 hereto and is incorporated herein.

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Certain Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of April 1, 2014, the Company appointed Ms. Patsy Trisler as its Vice President – Regulatory & Clinical Affairs. As part of her appointment, the Company entered into the Consulting Agreement and Stock Option Agreement with Ms. Trisler, which are further described in Item 1.01 – Consulting Agreement and Item 1.01 - Stock Option Agreement and are incorporated in their entirety herein.

Patsy J. Trisler, JD, RAC. For over 20 years Ms. Trisler has provided strategic regulatory guidance and clinical compliance consulting services to medical device companies, including advising on non-clinical and clinical testing requirements for a variety of product types; preparing FDA submissions; facilitating FDA meetings; training on compliance with GCPs & FDA regulatory requirements. Ms. Trisler has been a regulatory consultant since 1991 and has held senior level positions where she provided consulting services for pharmaceutical, biotechnology and medical device clients and was most recently an independent consultant for a number of clients within the medical products’ industry. Prior to that Ms. Trisler served for nearly seven years at the Food and Drug Administration (FDA) as a scientific reviewer and special assistant to the Director of the Office of Device Evaluation in developing medical device policies and guidances. She began her career as a biologist in a molecular biology laboratory at the National Cancer Institute (NCI). Ms. Trisler received her B.S. in biology and psychology from American University in Washington, DC, and her juris doctorate from the Potomac School of Law/Antioch Law School in Washington, DC. Ms. Trisler is regulatory affairs certified (RAC) and a member of several professional groups including the Association of Clinical Research Professionals (ACRP) and Regulatory Affairs Professional Society (RAPS).

There are no family relationships between Ms. Trisler and any other officer or director of the Company.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

In reviewing the agreements included as exhibits to this Current Report on Form 8-K, please remember that they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about us or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•
have been expressly qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement and are not included in this Current Report on Form 8-K;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about us may be found elsewhere in this Current Report on Form 8-K and our other public filings, which are available without charge through the SEC’s website at http://www.sec.gov.

Exhibit No.	Description

10.1	At-Will Consulting Agreement between RenovaCare, Inc. and Patsy Trisler

10.2	Stock Option Agreement between RenovaCare, Inc. and Patsy Trisler

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on April 7, 2014.

RenovaCare, Inc.

By:	/s/ Thomas Bold
Name:	Thomas Bold
Title:	President & CEO